EXHIBIT 10.1

October 17, 2007

Mr. Frederick W. Driscoll
15 Crestwood Road
North Reading, MA 01864

Re:  Employment with Genelabs Technologies, Inc.

Dear Fred:

On behalf of Genelabs Technologies, Inc. (“Genelabs” or the “Company”) I am very pleased to extend you this offer of employment with the Company as Chief Financial Officer, reporting to me.  This position is a full-time, exempt position commencing on November 1, 2007.  This offer will expire at 5:00 p.m. Pacific time on October 22, 2007 unless earlier accepted by you.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the Employment Eligibility Verification Form I-9.  Your employment also is subject to the completion of our standard pre-employment process, which includes an employment application, successful verification of your professional and character references, and a background check.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of $25,000 per month (equivalent to $300,000 per year), paid on a semi-monthly basis on our regular paydays.  Deductions required by law or authorized by you will be taken from each paycheck.  In lieu of relocation or other forms of financial assistance, you will be paid a gross one-time bonus of $75,000, which will be divided into two equal payments of $37,500 each.  The first payment will be made in conjunction with the pay period which most closely coincides with the completion of one month of employment (on or about December 1st) and the second after six months of employment (on or about May 1, 2008).  As a condition of receipt of this bonus, you agree that in the event that you voluntarily end your employment with Genelabs within 12 months of your date of hire, you will immediately reimburse Genelabs the full amount of bonus paid to you up to the date of your resignation.

In addition to your base salary, you will also be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals, currently as described in the Genelabs Technologies, Inc. Annual

Bonus Plan.  Measurement of achievement under this plan is based on the Company’s achievement of its objectives as determined by the Board of Directors and your individual performance against your goals as agreed to by you and me in consultation with the Board of Directors.  Currently the targeted bonus level for this position is 35% of base salary taking into account the performance criteria set forth above; however, you will not be eligible for a bonus payment under the bonus plan in 2008 because you are starting employment late in 2007.

You will also be eligible to participate in the Company’s 2007 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”).  The grant of an option to purchase up to 200,000 shares of the Company’s common stock under the Stock Incentive Plan will be recommended to the Company’s Board of Directors on your behalf and will be subject to their approval.  The date of the grant and the option exercise price will be in accordance with the terms of the Stock Incentive Plan.  All option grants are governed by the terms  of the Stock Incentive Plan and are subject to approval by the Board of Directors.

As an officer of the Company, you will also enter into an Indemnity Agreement and an agreement setting forth certain benefits in the event of a change in control of the Company.

Employee Benefits

As a full-time employee, you will be eligible for our standard employee benefit programs including health, life and short and long-term disability insurance, flexible benefits, Employee Stock Purchase Plan (ESPP), and 401(k) tax deferred savings plan. Your eligibility for medical, dental, vision, and life insurance as well as the flexible benefits plan begin on your date of hire.  Disability, ESPP, and 401(k) eligibility commence after a waiting period.

Genelabs reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion.  You may receive such other benefits as we may determine from time to time, in our sole discretion.

Other Terms and Conditions of Employment

Employment with Genelabs is at will.  “Employment at will” means that you are free to resign from your employment at any time, for any reason, with or without cause and with or without notice.  Similarly, Genelabs may terminate your employment at any time for any legal reason or for no reason, with or without cause and with or without notice.  By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President and Chief Executive Officer, has the authority to promise you anything to the contrary.  Any such agreements must be in writing and signed by both you and the President and Chief Executive Officer to be effective.

We believe that your employment with Genelabs requires a significant commitment.  Employment with any other entity, or for yourself in competition with the Company or any of its subsidiaries, is not permitted with the sole and limited exception that you will be permitted to serve as a member of the board of directors of entities which you disclose to me and upon which we agree and the boards of any not-for-profit charitable or educational organizations on which you may serve now or in the future.

Prior to commencing your employment with Genelabs you agree to provide to the Company a brief profile of all entities you currently serve as a board member including a brief profile of the entities’ business, list of officers, directors and major shareholders and copies of any and all indemnity agreements you have with the entities and their directors and officers liability insurance coverage.

Upon commencement of employment you will also execute the Genelabs Technologies, Inc. Employee Invention and Confidentiality Agreement.

The terms described in this letter replace all prior agreements, understandings, and promises between Genelabs and you concerning the terms and conditions of your employment with the Company.

Fred, I personally look forward to working with you and hope that your association with Genelabs will be successful and rewarding.  Please indicate your acceptance of this offer by signing this letter below and returning it to me as soon as possible.  A copy of the letter is enclosed for your records.

Sincerely,

James A.D. Smith
President & Chief Executive Officer

Accepted and Agreed:

_________________________
Frederick W. Driscoll

_________________________
Date